Exhibit 99.1

NEWS RELEASE

Sonangol and Cobalt Announce US$500 Million Settlement

Houston, Texas — December 19, 2017 (BUSINESS WIRE) — The Angolan National Concessionaire Sociedade Nacional de Combustíveis de Angola — Empresa Pública (“Sonangol”) and Cobalt International Energy, Inc. (“Cobalt”) today announced the signing of an agreement to resolve all disputes and transition Cobalt’s interests in Blocks 20 and 21 offshore Angola to Sonangol for $500 million. The settlement is subject to approval by the U.S. Bankruptcy Court for the Southern District of Texas. An initial non-refundable payment of $150 million is to be paid by Sonangol no later than February 23, 2018 with the final $350 million payment to be received no later than July 1, 2018.

Mr. Carlos Saturnino, Chairman and Chief Executive Officer of Sonangol said: “I would like to thank Mr. Tim Cutt and Cobalt team for all efforts made to conclude with success, the settlement of all issues related to the Angolan offshore oil concessions, i.e., Block 21/09 and Block 20/11. Sonangol will continue the development of strategies and actions with all stakeholders to relaunch the stability and attractiveness of the hydrocarbons industry in Angola.”

“I want to thank Mr. Carlos Saturnino for his leadership in decisively and successfully resolving the outstanding issues between our companies. I also wish to thank Sonangol’s Board of Directors. I believe this resolution is in the best interest of our stakeholders,” said Timothy J. Cutt, Cobalt’s Chief Executive Officer. “We look forward to working with Sonangol to implement this agreement and wish them all the best in developing these world class assets.”

For more information about this announcement, see Cobalt’s Form 8-K to be filed with SEC.

About Cobalt

Cobalt is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “may,” “will,” “aim,” “estimate,” “continue,” “intend,” “could,” “expect,” “plan,” and other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt disclaims any obligation or undertaking, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:

Aaron Skidmore

Director, Investor Relations

+1 (713) 457-4426

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